Exhibit 10.22
Amendment No. 1 to
Amended and Restated License Agreement
This Amendment #1 to the Amended and Restated License Agreement is made and entered into this 14 day of June, 2007 by and between Synthesis Energy Systems, Inc., a Delaware corporation having its principal place of business at 6330 West Loop South, Suite 300, Houston, Texas 77401 and a representative office at 680 Zhao Jia Bang Road, Unit 916 Jin Zhong Building, Shanghai, 200031 P.R. China (hereinafter referred to as “SES”) and Gas Technology Institute, an Illinois non-profit corporation having its principal place of business at 1700 South Mount Prospect Road, Des Plaines, Illinois 60018 (hereinafter referred to as “GTI”).
WITNESSETH
WHEREAS, GTI and SES entered into an Amended and Restated License Agreement dated August 31, 2006 (the “Agreement”); and
WHEREAS, GTI and SES wish to convert the grant of a non-exclusive license to Coal and Biomass Mixture to an exclusive license to Coal and Biomass Mixture and to additionally grant to SES a non-exclusive license to Biomass whether or not in a mixture with Coal.
NOW THEREFORE, in consideration of the promises and mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged by both parties, the parties do hereby agree as follows:
1. Delete in its entirety Paragraph 2.1 of ARTICLE 2. LICENSE GRANT and substitute the following in lieu thereof:
“2.1 (a.) GTI hereby grants to SES within the Territory, and SES hereby accepts, an irrevocable exclusive license to manufacture, make, use and sell U-GAS Coal gasification systems incorporating or using the Know-How of GTI.
(b.) GTI also hereby grants to SES within the Territory, and SES hereby accepts, an irrevocable exclusive license to manufacture, make, use and sell Coal and Biomass Mixture gasification systems incorporating or using the Know-How of GTI within the Territory.
(c.) GTI hereby grants to SES within the Territory, and SES hereby accepts, a nonexclusive license to manufacture, make, use and sell Biomass, or any mixture of up to sixty percent (60%) Coal and no less than forty percent (40%) Biomass, gasification systems incorporating or using the Know-How of GTI within the Territory.
(d.) Affiliates of SES shall be permitted to access and use the Know-How provided such access and use is only for the business purposes of SES, is subject to written agreements of strict confidentiality and is in accordance with the terms of this Agreement.

Subcontractors, including but not limited to third party manufacturers, of SES and its Affiliates shall be permitted to access and use the Know-How provided such access and use is only for the business purposes of SES, is subject to written agreements of strict confidentiality and is in accordance with the terms of this Agreement. SES shall not sell products that use the Know-How of GTI other than as part of a U-GAS system within the Territory.”
Except as expressly revised and amended by this Amendment No. 1, the Agreement is in all other respects ratified, confirmed, and continued in full force and effect in accordance with the original Agreement and its attachments.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the last date and year written below.

Synthesis Energy Systems, Inc.		Gas Technology Institute

By:	/s/ David Eichinger	By:	/s/ Paul Chromek

Title:	Chief Financial Officer	Title:	Corporate Secretary

2